Exhibit 99.1

212-365-6721

IR@MetropolitanBankNY.com

Metropolitan Bank Holding Corp. Reports Net Income

of $12 Million and Diluted EPS of $1.43 for the First Quarter

❖	Net income of $12 million for second sequential quarter sets the stage for robust earnings growth for 2021

❖	Continued strong momentum in core deposit growth, up 16% from year-end 2020, provides sustainable funding for increased loan production

NEW YORK, April 21, 2021 – Metropolitan Bank Holding Corp. (the “Company”) (NYSE: MCB), the holding company for Metropolitan Commercial Bank (the “Bank”), today reported net income of $12.1 million, or $1.43 per diluted common share, for the first quarter of 2021 compared to net income of $6.1 million, or $0.72 per diluted common share, for the first quarter of 2020.

Financial Highlights include:

•	First quarter net income of $12.1 million, up 98.7% from the prior year quarter, and earnings per share of $1.43 per share up 98.6% over same period.

•	Annualized return on average equity of 14.17% and an annualized return on average tangible common equity* of 14.82%.

•	Total revenues** of $39.0 million, up 17.1% from the prior year period and 5.9% from the linked quarter, reflecting continued strength from market positioning of our core franchise.

•	Total assets were up 13.7% from the linked quarter with net loan growth of $100.6 million, reflecting a 12.8% annualized pace, on quarterly loan production of $235.7 million.

•	Deposits were up 15.6% from year-end 2020, driven by an increase of $441.8 million in non-interest-bearing deposits; non-interest-bearing deposits were 49.0% of total deposits at quarter-end, from 45.1% at year-end 2020.

•	Total average cost of funds decreased by 1 basis point from the linked quarter to 35 basis points. Annualized net interest margin of 3.00% was down 21 basis points during the same period, primarily due to strong core deposit growth driving increased overnight liquidity.

* Non-GAAP financial measure. See Reconciliation of Non-GAAP measures on page 12.

**Total revenues equals the sum of net interest income and non-interest income.

•	Asset quality remained strong with non-performing loans at 17 basis points of total loans, down 3 basis points from the linked quarter. Loan loss provision of $950,000 in the quarter was commensurate with net loan growth.

•	Full payment deferrals related to the Coronavirus pandemic (“COVID-19”) were $27.9 million, or 0.9% of the total loan portfolio as of March 31, 2021, while principal-only payment deferrals were $37.4 million, or 1.2% of the total loan portfolio at the same date.

•	Non-interest expenses were $20.3 million, up 4.1% compared to the first quarter of 2020. The efficiency ratio was 52.1%, as compared to 58.6% for the first quarter of 2020.

Mark R. DeFazio, President and Chief Executive Officer commented, “MCB’s unwavering focus transformed the unprecedented challenges of 2020 into a record year and a launching pad for 2021. I am very pleased with our first quarter results. Our momentum has set the stage for a strong, efficient balance sheet build which will allow for sustainable earnings for years to come. Our core funding strategies continue to generate low cost, stable liquidity to fund our organic loan growth. Loan yields, together with low-cost funding, will maintain our margin management discipline. Asset quality continues to perform as it has over the past 20 + years of organic growth. As reported, pandemic-related loan deferrals are winding down with no evidence of loss to date.

“The markets in which we do business are reopening, and we are seeing a positive trend of new business activity, especially in New York City. While we operate in diverse markets, we are very confident in our exposure in Manhattan and in the greater New York area. A benefit of our organic loan production platform is the direct communication with our clients, allowing us to discuss both challenges and opportunities as they evolve in the marketplace. This platform places MCB in the best position to address challenges quickly and to assist our clients in taking advantage of the opportunities.

“I am also very encouraged by the sustained performance of our Global Payments Group. As our fintech clients continue to take market share from banks, we are well positioned to continue to provide the requisite financial infrastructure to support their growth. We are very confident in GPG’s ability as a global payment settlement provider to contribute low-cost funding and non-interest income in a very scalable and efficient manner.

Lastly, I want to thank our staff and board of directors for their dedication to MCB and our clients. I would also like to thank our clients, who have been very active and have demonstrated their support for MCB’s sustained success over the past 20 years,” Mr. DeFazio concluded.

Balance Sheet

The Company had total assets of $4.92 billion at March 31, 2021, an increase of 13.7% from December 31, 2020. Total loans before deferred fees increased to $3.24 billion at March 31, 2021, as compared to $3.14 billion at December 31, 2020. The increase in total loans from December 31, 2020 was due primarily to an increase of $114.6 million in commercial real estate (“CRE”) loans, including construction and multifamily loans, offset by net paydowns and amortization of $4.9 million in 1-4 family loans, $4.5 million in consumer loans and $4.4 million in commercial and industrial (“C&I”) loans. For the first quarter of 2021, the Bank’s loan production was $235.7 million, as compared to $174.0 million and $152.6 for the linked quarter and the first quarter of 2020, respectively.

Total cash and cash equivalents was $1.14 billion at March 31, 2021, an increase of 31.3% from December 31, 2020. The increase in cash and cash equivalents reflect the strong growth in deposits of $597.1 million that exceeded growth in loans of $100.6 million for the first quarter of 2021. Total securities, primarily those classified as available-for-sale (“AFS”), was $484.8 million at March 31, 2021, an increase of 78.8% from December 31, 2020.

Total deposits increased to $4.43 billion at March 31, 2021, up 15.6% from $3.83 billion at December 31, 2020. The increase in deposits for the first quarter of 2021 was due to increases of $441.8 million in non-interest-bearing deposits and $155.3 million in interest-bearing deposits, resulting from increases across most deposit verticals. Non-interest-bearing deposits were 49.0% of total deposits at March 31, 2021, as compared to 45.1% at December 31, 2020.

The Company and the Bank each meet all the requirements to be considered “Well-Capitalized” under applicable regulatory guidelines. Total non-owner-occupied commercial real estate loans were 426.5% and 412.5% of total risk-based capital at March 31, 2021 and December 31, 2020, respectively.

Income Statement

Financial Highlights

	Three months ended March 31,		Three months ended December 31,
	2021	2020	2020
Total Revenues	$39,017	$33,309	$36,840
Net income	12,117	6,097	11,775
Diluted earnings per common share	1.43	0.72	1.39
Annualized return on average assets	1.05%	0.71%	1.13%
Annualized return on average equity	14.17%	8.00%	13.94%
Annualized return on average tangible common equity*	14.82%	8.33%	14.61%

*Non-GAAP financial measure. See Reconciliation of Non-GAAP measures on page 12.

Net Interest Income

Net interest income for the first quarter of 2021 was $34.4 million, an increase of $955,000 from the linked quarter. This increase was primarily due to a higher average balance of $4.63 billion in interest-earning assets for the first quarter of 2021, which increased $511.1 million from the linked quarter, partially offset by an increase of $88.6 million in average interest-bearing liabilities, which were $2.19 billion for the first quarter of 2021, as compared to $2.10 billion for the linked quarter.

Net interest income increased $5.4 million for first quarter of 2021, as compared to the first quarter of 2020, primarily due to an increase of $1.21 billion in the average balance of interest-earning assets for the first quarter of 2021, as compared to the first quarter of 2020. This was partially offset by a $259.1 million increase in the average balance of interest-bearing liabilities for the first quarter of 2021, as compared to the first quarter of 2020.

Net Interest Margin

Net interest margin decreased by 21 basis points to 3.00% for the first quarter of 2021, as compared to 3.21% for the linked quarter, primarily due to increased overnight deposits driven by strong deposit growth. Additionally, the average cost of interest-bearing deposits increased by 4 basis points to 0.60% for the first quarter of 2021, as compared to 0.56% for the linked quarter, primarily due to an increase in reciprocal sweep deposits.

Net interest margin decreased by 38 basis points for the first quarter of 2021 as compared to 3.38% for the first quarter of 2020, primarily due to increased overnight deposits driven by deposit growth; partially offset by a decrease in the average cost of interest-bearing liabilities driven by the lower rate environment.

Non-Interest Income

Non-interest income was $4.6 million for the first quarter of 2021, an increase of $1.2 million from the linked quarter driven primarily by Global Payments Group, which continues to see strong increases in client transaction volumes driving revenue growth along with contractual fee recognition, which represented approximately 15% of non-interest income in the first quarter of 2021.

Non-interest income for the first quarter of 2021 increased slightly by $255,000, as compared to the first quarter of 2020. The increase was primarily due to an increase of $1.6 million of global payments revenue, partially offset by a gain of $975,000 recognized on sale of AFS securities in the first quarter of 2020.

Non-Interest Expense

Non-interest expense was $20.3 million for the first quarter of 2021, an increase of $2.5 million from the linked quarter. The primary driver was a $1.6 million increase in compensation and benefits expense, of which approximately $1.3 million was related to elevated first quarter employer expenses, including FICA expense and severance costs.

Non-interest expense increased $807,000 for the first quarter of 2021, as compared to the first quarter of 2020. Drivers included an increase in compensation and benefits cost due to addition of 21 full-time employees along with annual salary adjustments and increases in other expenses in line with business expansion, partially offset by a reduction in premises and equipment related to completion of the corporate office move and reduced licensing fees given the LIBOR rate reduction.

Asset Quality

Non-performing loans were $5.5 million at March 31, 2021, a decrease of $925,000 from December 31, 2020. The decrease was primarily due to the charge-off of two C&I loans in the amount of $855,000, all of which was reserved for at December 31, 2020. The Bank’s ratio of non-performing loans to total loans was 0.17% at March 31, 2021.

The provision for loan losses for the first quarter of 2021 was $950,000, a decrease of $845,000 from the linked quarter. This was primarily due to lower net loan growth in the first quarter of 2021, as compared to the linked quarter, as well as higher specific reserves recorded in the linked quarter for certain C&I and consumer loans.

(dollars in thousands)	March 31, 2021	December 31, 2020
Non-performing loans:
Non-accrual loans:
Commercial and industrial	3,337	4,192
Consumer	1,523	1,428
Total non-accrual loans	$4,860	$5,620
Accruing loans 90 days or more past due	604	769
Total non-performing loans	$5,464	$6,389
Non-accrual loans as % of loans outstanding	0.15%	0.18%
Non-performing loans as % of loans outstanding	0.17%	0.20%
Allowance for loan losses	$(35,502)	$(35,407)
Allowance for loan losses as % of loans outstanding	1.10%	1.13%

	Three months ended
(dollars in thousands)	March 31, 2021	December 31, 2020
Provision for loan losses	$950	$1,795
Charge-offs	$(855)	$(30)
Recoveries	$—	$28
Net charge-offs/(recoveries) as % of average loans (annualized)	0.11%	0.00%

About Metropolitan Bank Holding Corporation

Metropolitan Bank Holding Corp. (NYSE: MCB) is the holding company for Metropolitan Commercial Bank. The Bank provides a broad range of business, commercial and personal banking products and services to small and middle-market businesses, public entities and affluent individuals in the New York metropolitan area. Founded in 1999, the Bank is headquartered in New York City and operates six locations in Manhattan, Brooklyn and Great Neck, Long Island. The Bank is also an active issuer of debit cards for third-party debit card programs and provides critical global payments infrastructure to its FinTech partners. Metropolitan Commercial Bank is a New York State chartered commercial bank and a Federal Reserve System member bank whose deposits are insured up to applicable limits by the FDIC, and an equal opportunity lender. For more information, please visit www.mcbankny.com.

Forward Looking Statement Disclaimer

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include but are not limited to the Company’s financial condition and capital ratios, results of operations and the Company’s outlook and business. Forward-looking statements are not historical facts. Such statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “plan,” “continue” or similar terminology. These statements relate to future events or our future financial performance and involve risks and uncertainties that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we caution you not to place undue reliance on these forward-looking statements. Factors which may cause our forward-looking statements to be materially inaccurate include, but are not limited to an unexpected deterioration in our loan portfolio, unexpected increases in our expenses, greater than anticipated growth and our ability to manage such growth, unanticipated regulatory action, unexpected changes in interest rates, an unanticipated decrease in deposits, an unanticipated loss of key personnel, an unanticipated loss of existing customers, competition from other institutions resulting in unanticipated changes in our loan or deposit rates, unanticipated increases in Federal Deposit Insurance Corporation costs, changes in regulations, legislation or accounting rules and unanticipated adverse changes in our customers’ economic conditions or economic conditions in our local area in general, as well as those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and whether the continued reopening of businesses will result in a meaningful increase in economic activity. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen, and higher levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; our cyber security risks may increase if a significant number of our employees are forced to working remotely; and FDIC premiums may increase if the agency experiences additional resolution costs.

Forward-looking statements speak only as of the date of this release. We do not undertake any obligation to update or revise any forward-looking statement.

Consolidated Balance Sheet

(Dollars in thousands)	March 31, 2021	December 31, 2020
Assets
Cash and due from banks	$9,432	$8,692
Overnight deposits	1,125,589	855,613
Total cash and cash equivalents	1,135,021	864,305
Investment securities available for sale	479,988	266,096
Investment securities held to maturity	2,492	2,760
Investment securities -- Equity investments	2,281	2,313
Total securities	484,761	271,169
Other investments	11,638	11,597
Loans, net of deferred fees and unamortized costs	3,237,664	3,137,053
Allowance for loan losses	(35,502)	(35,407)
Net loans	3,202,162	3,101,646
Receivable from prepaid card programs, net	38,356	27,259
Accrued interest receivable	13,982	13,249
Premises and equipment, net	13,756	13,475
Prepaid expenses and other assets	13,392	18,388
Goodwill	9,733	9,733
Total assets	$4,922,801	$4,330,821
Liabilities and Stockholders' Equity
Deposits:
Non-interest-bearing demand deposits	$2,167,899	$1,726,135
Interest-bearing deposits	2,258,818	2,103,471
Total deposits	4,426,717	3,829,606
Federal Home Loan Bank of New York advances	—	—
Trust preferred securities	20,620	20,620
Subordinated debt, net of issuance cost	24,670	24,657
Secured Borrowings	36,475	36,964
Accounts payable, accrued expenses and other liabilities	42,737	61,645
Accrued interest payable	563	712
Prepaid third-party debit cardholder balances	22,802	15,830
Total liabilities	4,574,584	3,990,034

Class B preferred stock	3	3
Common stock	83	82
Additional paid in capital	217,384	218,899
Retained earnings	132,947	120,830
Accumulated other comprehensive gain, net of tax effect	(2,200)	973
Total stockholders’ equity	348,217	340,787
Total liabilities and stockholders’ equity	$4,922,801	$4,330,821

Consolidated Statement of Income (unaudited)

	Quarter ended Mar. 31,		Quarter ended Dec. 31,
(dollars in thousands, except per share data)	2021	2020	2020
Total interest income	$38,106	$36,067	$36,862
Total interest expense	3,684	7,098	3,395
Net interest income	34,422	28,969	33,467
Provision for loan losses	950	4,790	1,795
Net interest income after provision for loan losses	33,472	24,179	31,672

Non-interest income:
Service charges on deposit accounts	1,065	1,081	981
Global payments revenue	3,267	1,621	2,163
Other service charges and fees	304	627	236
Unrealized (loss) gain on equity securities	(41)	36	(7)
Gain on sale of securities	—	975	—
Total non-interest income	4,595	4,340	3,373

Non-interest expense:
Compensation and benefits	11,428	9,960	9,835
Bank premises and equipment	2,024	2,500	1,842
Professional fees	1,304	955	1,064
Licensing fees and technology costs	3,001	3,806	2,814
Other expenses	2,566	2,295	2,233
Total non-interest expense	20,323	19,516	17,788

Net income before income tax expense	17,744	9,003	17,257
Income tax expense	5,627	2,906	5,482
Net income	$12,117	$6,097	$11,775

Earnings per common share:
Average common shares outstanding - basic	8,276,174	8,215,959	8,225,083
Average common shares outstanding - diluted	8,417,319	8,412,782	8,417,729
Basic earnings	$1.46	$0.73	$1.42
Diluted earnings	$1.43	$0.72	$1.39

Net Interest Margin Analysis

	Three months ended
	March 31, 2021			December 31, 2020
	Average			Average
	Outstanding		Yield/Rate	Outstanding		Yield/Rate
(dollars in thousands)	Balance	Interest	(annualized)	Balance	Interest	(annualized)
Assets:
Interest-earning assets:
Loans (1)	$3,187,450	$36,840	4.67%	$3,070,850	$35,843	4.62%
Available-for-sale securities	330,451	752	0.91%	230,080	573	0.97%
Held-to-maturity securities	2,623	11	1.71%	2,906	12	1.65%
Equity investments - non-trading	2,302	8	1.39%	2,294	9	1.46%
Overnight deposits	1,100,690	344	0.13%	806,602	280	0.14%
Other interest-earning assets	11,610	151	5.27%	11,336	145	5.09%
Total interest-earning assets	4,635,126	38,106	3.32%	4,124,068	36,862	3.54%
Non-interest-earning assets	69,894			63,962
Allowance for loan and lease losses	(35,969)			(34,122)
Total assets	$4,669,051			$4,153,908

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Money market, savings and other interest-bearing accounts	$2,058,611	$2,907	0.57%	$1,962,417	$2,554	0.52%
Certificates of deposit	86,902	264	1.23%	94,546	327	1.38%
Total interest-bearing deposits	2,145,513	3,171	0.60%	2,056,963	2,881	0.56%
Borrowed funds	45,282	513	4.53%	45,268	514	4.44%
Total interest-bearing liabilities	2,190,795	3,684	0.68%	2,102,231	3,395	0.64%
Non-interest-bearing liabilities:
Non-interest-bearing deposits	2,067,539			1,636,417
Other non-interest-bearing liabilities	63,932			79,320
Total liabilities	4,322,266			3,817,968

Stockholders' Equity	346,785			335,940
Total liabilities and equity	$4,669,051			$4,153,908

Net interest income		$34,422			$33,467
Net interest rate spread (2)			2.64%			2.90%
Net interest-earning assets	$2,444,331			$2,021,837
Net interest margin (3)			3.00%			3.21%
Total cost of funds (4)			0.35%			0.36%

(1)	Amount includes deferred loan fees and non-performing loans.
(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.
(4)	Determined by dividing annualized interest expense by the sum of total average interest-bearing liabilities and total average non-interest-bearing deposits.

	Three months ended
	March 31, 2021			March 31, 2020
	Average			Average
	Outstanding		Yield/Rate	Outstanding		Yield/Rate
(dollars in thousands)	Balance	Interest	(annualized)	Balance	Interest	(annualized)
Assets:
Interest-earning assets:
Loans (1)	$3,187,450	$36,840	4.67%	$2,705,710	$32,827	4.85%
Available-for-sale securities	330,451	752	0.91%	219,883	1,343	2.42%
Held-to-maturity securities	2,623	11	1.71%	3,622	17	1.86%
Equity investments - non-trading	2,302	8	1.39%	2,263	12	2.10%
Overnight deposits	1,100,690	344	0.13%	470,638	1,593	1.36%
Other interest-earning assets	11,610	151	5.27%	21,441	275	5.07%
Total interest-earning assets	4,635,126	38,106	3.32%	3,423,557	36,067	4.22%
Non-interest-earning assets	69,894			57,567
Allowance for loan and lease losses	(35,969)			(26,789)
Total assets	$4,669,051			$3,454,335

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Money market, savings and other interest-bearing accounts	$2,058,611	$2,907	0.57%	$1,638,362	$5,171	1.27%
Certificates of deposit	86,902	264	1.23%	104,067	596	2.30%
Total interest-bearing deposits	2,145,513	3,171	0.60%	1,742,429	5,767	1.33%
Borrowed funds	45,282	513	4.53%	189,226	1,331	2.78%
Total interest-bearing liabilities	2,190,795	3,684	0.68%	1,931,655	7,098	1.48%
Non-interest-bearing liabilities:
Non-interest-bearing deposits	2,067,539			1,157,270
Other non-interest-bearing liabilities	63,932			58,923
Total liabilities	4,322,266			3,147,848

Stockholders' Equity	346,785			306,487
Total liabilities and equity	$4,669,051			$3,454,335

Net interest income		$34,422			$28,969
Net interest rate spread (2)			2.64%			2.74%
Net interest-earning assets	$2,444,331			$1,491,902
Net interest margin (3)			3.00%			3.38%
Total cost of funds (4)			0.35%			0.92%

(1)	Amount includes deferred loan fees and non-performing loans.
(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.
(4)	Determined by dividing annualized interest expense by the sum of total average interest-bearing liabilities and total average non-interest-bearing deposits.

Summary of Income and Performance Measures

Five Quarter Trend (unaudited)

	Quarter Ended
(Dollars in thousands)	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020
Net interest income	$34,422	$33,467	$32,324	$30,161	$28,969
Provision for loan losses	950	1,795	1,137	1,766	4,790
Net interest income after provision for loan losses	33,472	31,672	31,187	28,395	24,179
Non-interest income	4,595	3,373	3,637	5,653	4,340
Non-interest expense:
Compensation and benefits	11,428	9,835	9,944	10,058	9,960
Other Expense	8,895	7,953	8,986	8,226	9,556
Total non-interest expense	20,323	17,788	18,930	18,284	19,516

Income before income tax expense	17,744	17,257	15,894	15,764	9,003
Income tax expense	5,627	5,482	5,111	4,953	2,906
Net income	12,117	11,775	10,783	10,811	6,097

Pre-tax, pre-provision income*	$18,694	$19,052	$17,031	$17,530	$13,793

Performance Measures:
Net income available to common shareholders	12,062	11,690	10,694	10,716	6,032
Per common share:
Basic earnings	$1.46	$1.42	$1.30	$1.30	$0.73
Diluted earnings	$1.43	$1.39	$1.27	$1.28	$0.72
Common shares outstanding:
Average - diluted	8,417,319	8,417,729	8,393,211	8,359,450	8,412,782
Period end	8,345,032	8,295,272	8,289,479	8,294,801	8,294,801
Return on (annualized):
Average total assets	1.05%	1.13%	1.07%	1.14%	0.71%
Average equity	14.17%	13.94%	13.20%	13.82%	8.00%
Average tangible common equity*	14.82%	14.61%	13.85%	14.36%	8.33%
Yield on average earning assets	3.32%	3.54%	3.54%	3.62%	4.22%
Cost of interest-bearing liabilities	0.68%	0.64%	0.71%	0.81%	1.48%
Net interest spread	2.64%	2.90%	2.83%	2.81%	2.74%
Net interest margin	3.00%	3.21%	3.18%	3.19%	3.38%
Net charge-offs as % of average loans (annualized)	0.11%	0.00%	0.00%	0.03%	0.02%
Efficiency ratio	52.09%	48.28%	52.64%	54.58%	58.59%

*Non-GAAP financial measure. See Reconciliation of Non-GAAP measures on page 12.

Consolidated Balance Sheet Summary, Five Quarter Trend (unaudited)

(dollars in thousands)	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020
Assets
Total Assets	$4,922,801	$4,330,821	$4,001,759	$3,970,441	$3,612,012
Overnight deposits	1,125,589	855,613	758,913	813,147	569,927
Total securities	484,761	271,169	187,695	194,979	205,646
Other investments	11,638	11,597	11,097	15,731	21,455
Loans, net of deferred fees and unamortized costs	3,237,664	3,137,053	2,989,550	2,892,274	2,766,099

Liabilities and Stockholders' Equity
Deposits:
Non-interest-bearing demand deposits	$2,167,899	$1,726,135	$1,561,605	$1,535,245	$1,254,089
Interest-bearing deposits	2,258,818	2,103,471	1,974,385	1,868,300	1,771,108
Total deposits	4,426,717	3,829,606	3,535,990	3,403,545	3,025,197
Borrowings	45,290	45,277	45,263	149,249	189,235
Total stockholders' Equity	348,217	340,787	328,584	317,169	308,536

Asset Quality
Total non-accrual loans	$4,860	$5,620	$5,669	$7,083	$6,136
Total non-performing loans	$5,464	$6,389	$6,623	$8,448	$6,341
Non-accrual loans to total loans	0.15%	0.18%	0.19%	0.24%	0.22%
Non-performing loans to total loans	0.17%	0.20%	0.22%	0.29%	0.23%
Allowance for loan losses	(35,502)	(35,407)	(33,614)	(32,505)	(30,924)
Allowance for loan losses to total loans	1.10%	1.13%	1.12%	1.12%	1.12%
Provision for loan losses	950	1,795	1,137	1,766	4,790
Net charge-offs	855	2	28	185	138

Regulatory Capital
Tier 1 Leverage:
Metropolitan Bank Holding Corp.	7.8%	8.5%	8.4%	8.6%	9.1%
Metropolitan Commercial Bank	8.2%	9.0%	9.0%	9.2%	9.8%

Common Equity Tier 1 Risk-Based (CET1):
Metropolitan Bank Holding Corp.	9.9%	10.1%	10.1%	9.9%	9.8%
Metropolitan Commercial Bank	11.3%	11.6%	11.8%	11.6%	11.5%

Tier 1 Risk-Based:
Metropolitan Bank Holding Corp.	10.7%	10.9%	11.0%	10.8%	10.7%
Metropolitan Commercial Bank	11.3%	11.6%	11.8%	11.6%	11.5%

Total Risk-Based:
Metropolitan Bank Holding Corp.	12.4%	12.7%	12.9%	12.7%	12.1%
Metropolitan Commercial Bank	12.4%	12.7%	12.9%	12.6%	12.5%

Reconciliation of Non-GAAP Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles ("GAAP"), this earnings release includes certain non-GAAP financial measures. Management believes these non-GAAP financial measures provide meaningful information to investors in understanding the Company’s operating performance and trends. These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of non-GAAP/adjusted financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the following table:

	Quarterly Data
Dollars in thousands, except per share data	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020

Average assets	$4,669,051	$4,153,908	$4,026,366	$3,812,225	$3,454,335
Less: average intangible assets	9,733	9,733	9,733	9,733	9,733
Average tangible assets	$4,659,318	$4,144,175	$4,016,633	$3,802,492	$3,444,602

Average equity	$346,785	$335,940	$324,876	$314,727	$306,487
Less: Average preferred equity	5,502	5,502	5,502	5,502	5,502
Average common equity	$341,283	$330,438	$319,374	$309,225	$300,985
Less: average intangible assets	9,733	9,733	9,733	9,733	9,733
Average tangible common equity	$331,550	$320,705	$309,641	$299,492	$291,252

Total assets	$4,922,801	$4,330,821	$4,001,759	$3,970,441	$3,612,012
Less: intangible assets	9,733	9,733	9,733	9,733	9,733
Tangible assets	$4,913,068	$4,321,088	$3,992,026	$3,960,708	$3,602,279

Total Equity	$348,217	$340,787	$328,584	$317,169	$308,536
Less: preferred equity	5,502	5,502	5,502	5,502	5,502
Common Equity	$342,715	$335,285	$323,082	$311,667	$303,034
Less: intangible assets	9,733	9,733	9,733	9,733	9,733
Tangible common equity (book value)	$332,982	$325,552	$313,349	$301,934	$293,301

Common shares outstanding	8,345,032	8,295,272	8,289,479	8,294,801	8,294,801

Book value per share (GAAP)	$41.07	$40.42	$38.97	$37.57	$36.53
Tangible book value per share (non-GAAP)*	$39.90	$39.25	$37.80	$36.40	$35.36

* Tangible book value divided by common shares outstanding at period-end.

	Quarterly Data
Dollars in thousands	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020

Net income	$12,117	$11,775	$10,783	$10,811	$6,097
Plus: income tax expense	5,627	5,482	5,111	4,953	2,906
Income before income tax expense	$17,744	$17,257	$15,894	$15,764	$9,003
Plus: provision for loan losses	950	1,795	1,137	1,766	4,790
Pre-tax, pre-provision income	$18,694	$19,052	$17,031	$17,530	$13,793